400 Chestnut Ridge Road	NEWS RELEASE
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr’s Formal Tender Offer Period for PLIVA d.d. Officially Closes
As of Today, More Than 90% of Shares Tendered to Barr
Woodcliff Lake, NJ — October 12, 2006... Barr Pharmaceuticals, Inc. (NYSE: BRL) today announced that the formal tender offer period for the offer by Barr’s European subsidiary to purchase 100% of the shares of PLIVA d.d. (LSE: PLVD; ZSE: PLVA-R-A), based in Zagreb, Croatia, has officially ended. The offer period for shareholders to tender their shares ended on October 11, 2006 at midnight Croatian time. Because Croatian law permits shareholders to mail in their acceptance forms, the Company expects to receive from the Central Depository Agency (“CDA”) the final results of the tender process on October 19, 2006. Under the terms of Barr’s formal $2.5 billion cash tender offer, PLIVA shareholders who tender their shares will receive HRK 820 per share in cash.
According to information maintained by the Central Depository Agency’s website, shareholders to date have tendered 16,861,431 shares to Barr, representing more than 90% of the shares in PLIVA. Because the Company’s ability to close its tender offer is only conditioned upon Barr receiving acceptances that result in the Company holding more than 50% of PLIVA shares, Barr expects to close the transaction on October 25, 2006.
“We are honored that shareholders of PLIVA have tendered their shares to Barr, recognizing the exceptional potential of the combination of our two great companies, and how together, we will assume our place as the world’s third largest generic pharmaceutical company,” said Bruce L. Downey, Barr’s Chairman and Chief Executive Officer. “We will now move as expeditiously as possible to the formal closing of this transaction, and to integrating the unique skills and expertise of both parties into a single player with potential for long-term, sustainable growth. Our new, combined company will have revenues of approximately $2.4 billion, a strong balance sheet and a strong cash position that will enable it to pay down debt related to the acquisition, as well as provide sufficient capital to fund expanded investment in generic and proprietary activities in Croatia, and throughout Europe and the United States.”
Conference Call/Webcast
The Company also announced it will host a conference call at 8:30 AM Eastern time on Friday, October 20th to discuss the closing of the transaction following the issuance of the final results of the tender process by CDA on October 19, 2006. The number to call from within the United States is (800) 288-8960, and (651) 224-7558 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on October 20th through 11:59 PM Eastern time on October 22nd, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 845063.
The Conference Call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com.
About PLIVA d.d.
PLIVA, established in 1921, is a global generic pharmaceutical company with operations in more than 30 countries worldwide. It is the leading pharmaceutical company based in Central and Eastern Europe (CEE) and has been listed on the Zagreb and London Stock Exchanges since 1996. PLIVA specializes in the development, production and distribution of generic pharmaceutical products, including biologicals, cytostatics, and other value-added generics, as well as active pharmaceutical ingredients.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.
This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of any vote for approval in any jurisdiction, nor shall there be any sale, issue or transfer of the securities referred to in this announcement in any jurisdiction in contravention of applicable law.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr’s Drug Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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